SCHEDULE 14A
                                 (Rule 14a-101)

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement        [ ]      Confidential, for Use of the
[X]    Definitive Proxy Statement                  Commission Only (as permitted
[ ]    Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ]    Soliciting Material Pursuant
       to Rule 14a-11(c) or Rule 14a-12


                        Allou Health & Beauty Care, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------



  [  ]    Fee paid previously with preliminary materials.

  [  ]    Check box if any part of the fee is offset  as  provided  by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------

  (1)      Amount Previously Paid:

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  (2)      Form, Schedule or Registration Statement No.:

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  (3)      Filing Party:

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  (4)      Date Filed:

                        ALLOU HEALTH & BEAUTY CARE, INC.
                               50 Emjay Boulevard
                            Brentwood, New York 11717

                    ----------------------------------------

                    Notice of Annual Meeting of Stockholders

                               September 15, 1998
                    ----------------------------------------

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of ALLOU HEALTH & BEAUTY CARE, INC., a Delaware corporation (the "Company"), will be held in the Boardroom of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006, on Tuesday, September 15, 1998, 10:00 A.M., to consider and act upon the following:

         1. The election of the seven (7) persons named in the accompanying Proxy Statement to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

         2. The approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock, par value $.001 per share, from 10,000,000 to 15,000,000; and

         3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

         Only stockholders of record of the Class A Common Stock, $.001 par value, and the Class B Common Stock, $.001 par value, of the Company at the close of business on July 29, 1998 are entitled to receive notice of and to attend the Meeting. At least 10 days prior to the Meeting, a complete list of the stockholders entitled to vote will be available for inspection by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at 1211 Avenue of the Americas, 17th floor, New York, New York 10036. If you do not expect to be present, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

Dated: July 29, 1998

                                              By Order of the Board of Directors

                                              /s/ JACK JACOBS
                                              Secretary

                                    IMPORTANT
                                    ---------

         The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States.

                        ALLOU HEALTH & BEAUTY CARE, INC.
                               50 Emjay Boulevard
                            Brentwood, New York 11717

                    ----------------------------------------

                                 Proxy Statement
                         Annual Meeting of Stockholders
                               September 15, 1998

                    ----------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Allou Health & Beauty Care, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held in the Boardroom of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on Tuesday, September 15, 1998 at 10:00 A.M., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

         The principal executive offices of the Company are located at 50 Emjay Boulevard, Brentwood, New York 11717. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is July 31, 1998.

         A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of the proposal and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telegram or personal interview.

                                VOTING SECURITIES

         Stockholders of record as of the close of business on July 29, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were 4,651,155 outstanding shares of Class A Common Stock, $.001 par value ("Class A Common Stock"), and 1,200,000 outstanding shares of Class B Common Stock, $.001 par value ("Class B Common Stock," together with the Class A Common Stock, are hereinafter collectively referred to as, the "Common Stock"). Each holder of Class A Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to five votes for each share held by such holder. By virtue of their holdings of Class A Common Stock and Class B Common Stock, the officers and directors of the Company will be able to pass the proposal being submitted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

         Proxies submitted that are voted to abstain with respect to the matter will be considered cast with respect to that matter. Proxies subject to broker non-votes with respect to such matter will not be considered cast with respect to that matter.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of July 29, 1998 certain information regarding the ownership of voting securities of the Company by each stockholder known to the management of the Company to be (i) the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) the directors during the last fiscal year and nominees for director of the Company, (iii) the executive officers named in the Summary Compensation table herein under "Executive Compensation" and (iv) all executive officers and directors as a group. Unless otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Unless otherwise noted, the address of each beneficial owner named below is the Company's corporate address.


                                                         Amount and Nature
                   Name and                          of Beneficial Ownership(1)                   Percent of
            Principal Position                       -----------------------                      ----------
            ------------------                     Class B        Class A                 Class B       Class A
                                                   -------        -------                 -------       -------


Victor Jacobs..................................   763,000(2)(3)      99,600(4)(5)          55.5%           2.1%
  Chairman of the Board and
  Chief Executive Officer
Jack Jacobs....................................   469,750(3)(6)     116,500(4)(7)          34.1            2.5
  Vice President of Purchasing and Secretary
Herman Jacobs..................................   467,250(3)(8)     116,500 (4)(9)         34.0            2.5
  President and
  Chief Operating Officer
Ramon Montes...................................     25,000(3)        59,750(4)(10)           *             *
  Executive Vice President
David Shamilzadeh..............................         --          122,500(4)(11)          --             1.3
  Senior Vice President of Finance and
  Chief Financial Officer
Sol Naimark....................................         --               5,000              --             *
  Director
Jeffrey Berg...................................         --               5,000              --             *
  Director
Heartland Advisors, Inc........................         --           807,700 (12)           --            17.4
T. Rowe Price Associates, Inc..................         --           450,000 (13)           --             9.7
T. Rowe Price Small Cap Value Fund, Inc........         --           450,000 (13)           --
Franklin Resources, Inc........................         --           425,900 (14)           --             9.2
Kenneth B. Dart................................         --           331,600 (15)           --             7.1
Ross Financial Corporation.....................         --           331,600 (15)           --             7.1
STS Inc........................................         --           331,600 (15)           --             7.1
All directors and officers as a group
    (7 persons)................................   1,725,000(16)      524,850(4)(17)        100.0          10.4


-------------------
*        Less than 1%.
(1) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), includes shares of Common Stock that may be purchased within 60 days of July 15, 1998 upon exercise of outstanding options.


                       (footnotes continued on next page)

(2) Includes 175,500 shares of the Company's Class B Common Stock that may be acquired by Mr. Victor Jacobs upon the exercise of outstanding stock options.
(3) Shares of Class B Common Stock have five (5) votes per share. Assuming exercise of all their respective options, Messrs. Victor Jacobs, Jack Jacobs, Herman Jacobs and Ramon Montes and all directors and officers as a group have the power to vote approximately 33.7%, 21.2%, 21.1%, 1.7% and 66.8% of the votes attributable to total outstanding stock of the Company, respectively. The owners have sole voting and investment power with respect to their respective shares.
(4) Except as otherwise stated in the notes below, only includes shares of the Company's Class A Common Stock that may be acquired upon the exercise of outstanding stock options.
(5)      Includes  10,100  shares of Class A Common  Stock  owned by Mr.  Victor
         Jacobs.
(6) Includes 176,000 shares of the Company's Class B Common Stock that may be acquired by Mr. Jack Jacobs upon the exercise of outstanding stock options.
(7)      Includes  25,000  shares  of Class A  Common  Stock  owned by Mr.  Jack
         Jacobs.
(8) Includes 173,250 shares of the Company's Class B Common Stock that may be acquired by Mr. Herman Jacobs upon the exercise of outstanding stock options.
(9)      Includes  25,000  shares of Class A Common  Stock  owned by Mr.  Herman
         Jacobs.
(10)     Includes  21,000  shares  of Class A Common  Stock  owned by Mr.  Ramon
         Montes.
(11) Includes 15,000 shares of Class A Common Stock owned by Mr. David Shamilzadeh.
(12) The information contained herein with respect to these shares has been obtained from Schedule 13G, dated January 27, 1998, filed by the beneficial owner. The address of the beneficial owner is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.
(13) The information contained herein with respect to these shares has been obtained from Schedule 13G, dated February 9, 1998, filed by the beneficial owners in a joint filing. Based upon information included in such Schedule, the Company believes that T. Rose Price Associates, Inc. has sole dispositive power with respect to such shares and T. Rowe Price SmallCap Value Fund, Inc. has sole voting power with respect to such shares. The address of the beneficial owner is 100 E. Pratt Street, Baltimore, Maryland 21202.
(14) The information contained herein with respect to these shares has been obtained from Schedule 13G, dated January 26, 1998, filed by the beneficial owner. The address of the beneficial owner is 777 Mariners Island Boulevard, San Mateo, California 94404.
(15) The information contained herein with respect to these shares has been obtained from Schedule 13D, dated June 1, 1998, filed by the beneficial owners in a joint filing. Based upon information included in such Schedule, the Company believes that Kenneth B. Dart, Ross Financial Corporation and STS Inc. share voting and dispositive power with respect to such shares. The address of the beneficial owner is P.O. Box 31300-SMB, Grand Cayman, Cayman Islands, B.W.I.(
(16) Includes 524,750 shares of Class B Common Stock that may be acquired upon the exercise of outstanding stock options.
(17)     Includes 96,100 shares of Class A Common Stock.

                        ACTION TO BE TAKEN AT THE MEETING

                                   Proposal 1

                              ELECTION OF DIRECTORS

                  At the Meeting, seven (7) directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified. The number of nominees was determined by the Board of Directors pursuant to the Company's By-laws. Unless otherwise specified, all proxies will be voted in favor of the seven nominees listed below as directors of the Company.

                  All of the nominees were elected directors at the 1997 Annual Meeting of Stockholders. The term of the current directors expires at the Meeting.

                  The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast.

                  The  following  table  sets  forth   information   about  each
executive officer, director and nominee for director of the Company.

                                         Year First
                                         Elected or
Name                            Age      Appointed    Present Position with the Company
----                            ---      ---------    ---------------------------------


Victor Jacobs................   66          1985      Chairman of the Board of Directors and
                                                      Chief Executive Officer
Herman Jacobs................   38          1985      President, Chief Operating Officer and
                                                      Director
Ramon Montes.................   52          1989      Executive Vice President and Director
David Shamilzadeh............   52          1990      Senior Vice President of Finance, Chief
                                                      Financial Officer and  Director
Jack Jacobs..................   35          1991      Vice President of Purchasing, Secretary
                                                      and Director
Sol Naimark..................   38          1991      Director
Jeffrey Berg.................   55          1994      Director

           Victor Jacobs has served as Chairman of the Board since December 1985. He also served as Chief Executive Officer from December 1985 to April 1990 and was reelected Chief Executive Officer in October 1994.

           Herman Jacobs has served as President of the Company since December 1985 and as Chief Operating Officer since February 1994. He also served as Chief Financial Officer of the Company from December 1985 to April 1990.

           Ramon Montes joined the Company in July 1986 as Sales Manager becoming Vice President of Operations and Sales in April 1987 and a director in April 1988, he was elected Executive Vice President in February 1994.

           David Shamilzadeh has served as the Chief Financial Officer of the Company since April 1990 and was elected Senior Vice President for Finance in February 1994. Prior to that time, he served as the Controller of the Company from November 1988 to April 1990.

           Jack Jacobs has served as Vice President of Purchasing since June 1986 and Secretary since January 1989.

           Sol Naimark has been a Partner at the law firm of Naimark & Tannenbaum for over five years.

           Jeffrey Berg has served as President of Health Care Insights, a financial and technology consulting firm, since March 1991. From February 1990 to March 1991, Dr. Berg worked as a financial analyst for William K. Woodruff & Co., an investment bank.

From June 1987 until January 1990 Dr. Berg served as Vice President of Research for J.C. Bradford & Co., an investment bank. Dr. Berg has worked in research and development for Johnson & Johnson Products, Inc. and General Foods Corporation. Dr. Berg currently serves on the Board of Directors of Bio-Imaging Technologies, Inc. and Biologix International Ltd.

           Herman Jacobs and Jack Jacobs are brothers and sons of Victor Jacobs.

           Directors who are not employed by the Company receive $1,000 for each Board meeting attended and an additional $250 for each committee meeting attended. Such directors are also granted an option to purchase 5,000 shares of Class A Common Stock upon each election as a director of the Company.

Certain Information About the Board of Directors and Committees of the Board

           The Board of Directors is responsible for the management of the Company. During the fiscal year ended March 31, 1998, the Board of Directors of the Company held two meetings. All of the directors attended such meetings of the Board. The Board has established Audit, Stock Option and Compensation Committees. There is no standing nominating committee.

           The functions of the Audit Committee include the nomination of independent auditors for appointment by the Board; meeting with the independent auditors to review and approve the scope of their audit engagement; meeting with the Company's financial management and the independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and to report to the Board periodically with respect to such matters. The Audit Committee currently consists of Sol Naimark, Jeffrey Berg and David Shamilzadeh. The Audit Committee held three meetings and had informal discussions from time to time during the fiscal year ended March 31, 1998.

           The function of the Stock Option Committee is to administer the 1989 Plan, 1991 Plan, 1992 Plan, 1995 Plan and 1996 Plan. The Stock Option Committee currently consists of Sol Naimark and Jeffrey Berg. The Stock Option Committee held two meetings and met informally from time to time during the fiscal year ended March 31, 1998.

           In June 1995, the Board of Directors established a Compensation Committee. The function of the Compensation Committee is to review and recommend to the Board of Directors the appropriate compensation of executive officers of the Company. The Compensation Committee currently consists of Victor Jacobs, Herman Jacobs, Jack Jacobs, David Shamilzadeh and Jeffrey Berg. The Compensation Committee had informal discussions from time to time during the fiscal year ended March 31, 1998.

                             SECTION 16(a) REPORTING

           Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the one-year period ended March 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that each of the directors and executive officers of the Company failed to timely file one such report with respect to one transaction.

                             EXECUTIVE COMPENSATION

           The following table sets forth information concerning the annual and long term compensation of the Company's chief executive officer and other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the Company's 1998, 1997 and 1996 fiscal years.


                           SUMMARY COMPENSATION TABLE


                                                                                           Long Term
                                                       Annual Compensation            Compensation Awards
         Name and Principal             Fiscal                                             Securities
              Position                   Year      Salary ($)       Bonus ($)        Underlying Options (#)
             ----------                 ------     ----------       ---------        ----------------------

Victor Jacobs........................    1998        300,000           --                  105,000(1)
Chairman of Board and                    1997        300,000         48,407                    --
Chief Executive Officer                  1996        300,000           --                  140,000(2)

Herman Jacobs........................    1998        300,000           --                  105,000(1)
President and                            1997        300,000         48,407                    --
Chief Operating Officer                  1996        300,000           --                  140,000(2)

Jack Jacobs..........................    1998        300,000           --                  110,000(1)
Vice President of Purchasing and         1997        300,000         48,407                    --
Secretary                                1996        300,000           --                  140,000(2)

Ramon Montes.........................    1998        249,231         75,000                  27,500
Executive Vice President                 1997        259,039         75,000                    --
                                         1996        240,371         75,000                  20,000

David Shamilzadeh....................    1998        249,231         75,000                 103,500
Senior Vice President of Finance and     1997        233,592           --                      --
Chief Financial Officer                  1996        220,603           --                    20,000


(1) Options to purchase 65,000, 65,000 and 70,000 shares of Class B Common Stock were granted to Victor Jacobs, Herman Jacobs and Jack Jacobs, respectively. The remainder of such options were granted to purchase Class A Common Stock.
(2) Options to purchase 100,000 shares of Class B Common Stock were granted to Victor Jacobs, Herman Jacobs and Jack Jacobs, respectively. The remainder of such options were granted to purchase Class A Common Stock.

Stock Option Plans

         In January 1989, the Company adopted the 1989 Stock Option Plan (the "1989 Plan"), which was amended and restated in November 1989; in May 1991, the Company adopted the 1991 Stock Option Plan (the "1991 Plan"), which was approved by stockholders in August 1991; in July 1992, the Company adopted the 1992 Stock Option Plan (the "1992 Plan"), which was adopted by the stockholders in October 1992; in August 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), which the Company amended in July 1996, and which was approved by stockholders in September 1996; in July 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), which was approved by stockholders in September 1996; and the Company amended and restated the 1989 Plan, the 1991 Plan, the 1992 Plan, the 1995 Plan and the 1996 Plan (collectively, the "Plans") as of October 1996. The 1989 Plan provides for the grant of options to purchase an aggregate of 150,000 shares of the Company's Class A Common Stock. To date, options to purchase 125,500 of the 150,000 shares have been granted under the 1989 Plan. The 1991 Plan provides for the grant of options to purchase an aggregate of 650,000 shares of Class A Common Stock. To date, options to purchase 630,050 of the 650,000 shares have been granted under the 1991 Plan. The 1992 Plan provides for the grant of options to key employees of the Company to purchase an aggregate 500,000 shares of the Company's Class B Common Stock. To date, options to purchase all of the 500,000 shares have been granted under the 1992 Plan. The 1995 Plan provides for the grant of non-qualified options to purchase an aggregate of 500,000 shares of the Company's Class B Common Stock. To date, options to purchase all of the 500,000 shares have been granted under the 1995 Plan. The 1996 Plan provides for the grant of options to purchase an aggregate of 1,000,000 shares of the Company's Class A Common Stock. To date, options to purchase 413,600 of the 1,000,000 shares have been granted under the 1996 Plan.

         The Plans are each administered by a Stock Option Committee (the "Committee") approved by the Board of Directors of the Company. The Committee has the authority under the Plans to determine the terms of options granted under such Plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified stock option shall be granted, the number of shares to be subject to each option and the date each option shall become exercisable. Options granted under the Plans may be designated as "incentive stock options", under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options, which do not meet such requirements.

         The Committee may set the exercise price for the options, which must be at least 100% of the fair market value of the Common Stock on the date of grant (or, in the case of an incentive stock option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's Common Stock, 110% of the fair market value of the Common Stock on the date of grant).

         The Committee may also set the period during which each option may be exercised which shall not exceed 10 years from the date of grant (or in the case of an incentive stock option granted to a stockholder who owns stock possessing more than 10% of the voting power of the Common Stock, five years from the date of grant). The Plans also provide that each employee who is an optionee shall agree to remain in the employ of the Company for a term of at least one year. The 1989 Plan will terminate on January 19, 1999, the 1991 Plan will terminate on May 29, 2001, the 1992 Plan will terminate on July 9, 2002, the 1995 Plan will terminate on July 31, 2005 and the 1996 Plan will terminate on July 9, 2006.

Non-Employee Directors' Options

         Each non-employee director (as defined in the 1996 Plan), upon each election as a director of the Company, is granted an option to purchase 5,000 shares of Class A Common Stock under the 1996 Plan. The Committee does not have any discretion with respect to the selection of directors who receive
Non-Employee Director Options or the amount, the price or the timing with respect thereto; and such Non-Employee Directors may not receive any other award under the 1996 Plan. The exercise price of such Non-Employee Director Option is the fair market value of the underlying shares of Class A Common Stock on the date of grant, payable in cash. The options have a term of five years, subject to earlier termination if the director is removed for cause, and may be exercised at any time during such term.

Option Grants in Last Fiscal Year

         The following table set forth options were granted in the fiscal year ended March 31, 1998 to any of the executive officers listed on the summary compensation table.

                                  Number          Percent of
                                    of           total option                             Potential realizable
                                securities        granted to                                value at assumed
                                underlying        employees   Per share                   annual rates of stock
                                 options              in     sexercise   Expiration        price valuation for
             Name                granted         fiscal year    price       date               option term
             ----                -------         -----------    -----       ----               -----------
                                                                                           5%            10%
                                                                                           --            ---
Victor Jacobs.................        40,000               3.5%      $6.47     5/9/02       $41,126        $143,469
                                      65,000  (1)          5.7       $6.47     5/9/02        66,830         233,139
Herman Jacobs.................        40,000               3.5       $6.47     5/9/02        41,126         143,469
                                      65,000  (1)          5.7       $6.47     5/9/02        66,830         233,139
Jack Jacobs...................        40,000               3.5       $6.47     5/9/02        41,126         143,469
                                      70,000  (1)          6.2       $6.47     5/9/02        71,971         251,072
Ramon Montes..................        25,000               2.2       $5.88     5/9/02        40,579          89,669
                                       2,500               0.2       $6.00     5/9/02         3,745           8,654
David Shamilzadeh.............        25,000               2.2       $5.88     5/9/02        40,579          89,669
                                      78,500               6.9       $5.88     5/9/02       127,418         281,560

---------------

(1) Shares of Class B Common Stock issuable upon the exercise of such options.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

           No options were exercised in the fiscal year ended March 31, 1998 by any of the executive officers listed on the summary compensation table. The following table contains information concerning the number and value, at March 31, 1998, held by Messrs. V. Jacobs, H. Jacobs, J. Jacobs, R. Montes and D. Shamilzadeh. The Company does not use SARs as compensation.


                                       Number of Unexercised Options         Value of Unexercised In-the-Money
                                             at Fiscal Year End                  Options at Fiscal Year End
     Name                              Exercisable       Unexercisable        Exercisable         Unexercisable
--------------                         -----------       -------------        -----------         -------------

Victor Jacobs......................       265,000            115,000             $534,100             $200,100
Herman Jacobs......................       265,000            115,000              510,100              200,100
Jack Jacobs........................       267,500            117,500              515,175              205,175
Ramon Montes.......................        38,750             33,750               75,875               70,875
David Shamilzadeh..................       107,500             91,000              179,335              166,835

------------------
(1) Fair market value of the underlying securities (the closing price of the Company's Class A Common Stock on the American Stock Exchange) at fiscal year end (March 31, 1998) minus the exercise price.

Long-term Incentive Plan Awards in Last Fiscal Year

         There were no long-term incentive plan awards by the Company during the fiscal year ended March 31, 1998.

Employment Agreements

         The Company has entered into employment agreements with each of Victor, Herman and Jack Jacobs for a three-year term, commencing as of August 1, 1995, each of which provides for annual salaries of $300,000 and such increases and bonuses as the Board of Directors may determine. Such agreements also provide for each individual to receive in each year of the Agreement a bonus equal to 3% of any increase in the Company's earnings before interest and taxes compared to the prior fiscal year up to the first $2,000,000 of such increase, 2% of any increase greater than $2,000,000 but less than $3,000,000 and 1% of any increase in excess of $3,000,000. Under each agreement, each individual was granted options to purchase 100,000 shares of the Company's Class B Common Stock at an exercise price of $5.80 under the Company's 1995 Nonqualified Stock Option Plan.

         The Company also entered into an employment agreement with Ramon Montes for a three-year term, commencing as of June 30, 1996, and providing for an annual salary of $225,000 and such increases and bonuses as the Board of Directors may determine. Under the agreement, Mr. Montes will be granted the option to purchase 75,000 shares of the Company's Class A Common Stock under the Company's 1996 Stock Option Plan.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee, which was established in June 1995, participate in all deliberations concerning executive compensation. During the fiscal year ended March 31, 1998, the Board of Directors participated in all deliberations concerning executive compensation. As of June 1998, the Compensation Committee consisted of Victor Jacobs, Chairman of the Board and Chief Executive Officer, Herman Jacobs, President and Chief Operating Officer, Jack Jacobs, Vice President of Purchasing and Secretary, David Shamilzadeh, Senior Vice President of Finance and Chief Financial Officer, and Jeffrey Berg. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

Performance Graph

         The following graph compares the cumulative return to holders of the Company's Common Stock for the five years ended March 31, 1998 with the Standard & Poor's 500 Index and a peer group index(1) for the same period. The comparison assumes $100 was invested on April 1, 1993 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the periods.


                     GRAPHICAL REPRESENTATION OF DATA BELOW

                                          1993           1994           1995          1996           1997         1998
                                          ----           ----           ----          ----           ----         ----

Allou Health & Beauty Care,               100.00          97.30          95.95         77.70          70.27       91.69
Inc.
S&P 500 Index                             100.00         101.47         117.27        154.92         185.63      274.73
Peer Group(1)                             100.00         133.73         235.74        288.32         333.74      561.15



--------------
(1) The peer group selected by the Company includes Bergen Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Distribution Inc., Pharmarcia Inc. (formerly Capstone Pharmacy Services, Inc.), Chronimed Inc., Avatex Corp., McKesson Corporation, Moore Medical Corp. and Owens & Minor Inc.

                         COMPENSATION COMMITTEE'S REPORT
                        CONCERNING EXECUTIVE COMPENSATION

Overview

         Since June 1995, compensation determinations have been made by the Compensation Committee, except for those decisions relating to the granting of stock options which are made by the Stock Option Committee. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants. The Compensation Committee presently consists of Victor Jacobs, Herman Jacobs, Jack Jacobs, David Shamilzadeh and Jeffrey Berg.

         The Company seeks to provide an overall level of compensation to the Company's executives that is competitive within the Company's industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term Company performance as well as individual performance. The Compensation Committee exercises its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it.

         In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental and retirement plans, that are available generally to the Company's employees.

         The Stock Option Committee of the Board of Directors administers the 1989 Plan, the 1991 Plan, the 1992 Plan, the 1995 Plan and the 1996 Plan. The duties of such committee include the granting of stock options to executive employees of the Company. The Stock Option Committee determines the number of shares granted to individuals, as well as, among other things, the exercise price and vesting periods of such options. The Compensation Committee has made recommendations to the Stock Option Committee from time to time with respect to the grant of stock options to executive officers, taking into account their level of responsibility, compensation level, contribution to the Company's performance and the future goals and the performance expected of them. However, the final determination of the grant of options rests with the Stock Option Committee.


Executive Officer Compensation

         During the fiscal year ended March 31, 1997, the Company entered into an employment agreement with Ramon Montes, which agreement is currently in effect and expires in June 1999. See "Employment Agreements." The base salary, bonus, benefits and conditions of this contract was determined through a review of previous employment terms for this individual as well as a review of the recent trends in the Company's revenues and profits. The Company believes that the base salary level currently in effect is competitive to salary levels in similarly situated companies.

         During the fiscal year ended March 31, 1996, the Company entered into employment contracts with Victor Jacobs, Herman Jacobs and Jack Jacobs, which agreements are currently in effect and expire in July 1998. See "Employment Agreements." The base salary, bonuses, benefits and conditions of these contracts were determined through a review of previous employment terms for these individuals as well as a review of the recent trends in the Company's revenues and profits. The Company believes that the base salary levels currently in effect are competitive to salary levels in similarly situated companies. In addition, the Compensation Committee at the time decided to link such employees compensation directly to the Company's earnings before interest and taxes.

         Under the terms of such Employment Agreements, Victor Jacobs, Herman Jacobs and Jack Jacobs were each granted options to purchase 100,000 shares of Class B Common Stock, respectively. Such options were granted under the terms of the 1995 Nonqualified Stock Option Plan. The Compensation Committee feels that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for stockholders since the value of an option bears a direct relationship to the Company's stock price.

         The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.


                             Respectfully submitted,

                                  Victor Jacobs
                                  Herman Jacobs
                                  Jack Jacobs
                                  David Shamilzadeh
                                  Jeffrey Berg

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases from and, on occasion, sells to various entities that are controlled by the family of Mr. Victor Jacobs, the Company's Chairman of the Board. During the fiscal year ended March 31, 1998, the Company purchased products aggregating $4,443,634 from related parties and sold no products to related parties. The prices that the Company charges for products sold by the Company are comparable to prices the Company charges to unaffiliated buyers for similar products. It has been and will continue to be the policy of the Company that transactions between it and its directors, principal stockholders and affiliates be on terms no less favorable to the Company than could be obtained from unaffiliated persons.

         In April, May and June 1998, Messrs. Victor Jacobs, Herman Jacobs and Jack Jacobs collectively loaned an aggregate of $3 million (the "Bridge Financing") on an unsecured basis to the Company's wholly-owned subsidiary, The Fragrance Counter, Inc. ("The Fragrance Counter"). Amounts loaned under the Bridge Financing accrue interest at the rate of 8-3/4% per annum. Interest under the Bridge Financing becomes due and payable in October 1998. Principal under the Bridge Financing becomes due in October 1998, but the Jacobs have agreed that such principal will not become payable until the Company receives consent to such payment from the lenders under its credit facility. In exchange for the Bridge Financing, the Jacobs also received a warrant to purchase 17.65 shares of the common stock (15%) of The Fragrance Counter at an exercise price per share equal to $150,000. Prior to approving the Bridge Financing, the Company's Board of Directors received a fairness opinion from Hambro America, stating that the transaction was fair, from a financial point of view, to the Company.

                                   Proposal 2

                 APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF
                    INCORPORATION TO INCREASE THE AUTHORIZED
                              CLASS A COMMON STOCK


         On July 14, 1998, the Board of Directors adopted a resolution by unanimous written consent approving a proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of Class A Common Stock which the Company is authorized to issue from 10,000,000 to 15,000,000. The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Meeting.

Purposes and Effects of  Increasing  the Number of  Authorized  Shares of Common
Stock

         The proposed amendment would increase the number of shares of Common Stock which the Company is authorized to issue from 10,000,000 to 15,000,000. The additional 5,000,000 shares will be a part of the existing class of Class A Common Stock and, if and when issued, will have the same rights and privileges as the shares of Class A Common Stock presently issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting.

         Reference is made to the proposed amendment to Article Fourth of the Company's Certificate of Incorporation which is set forth under the heading "Proposed New Article Fourth to the Company's Certificate of Incorporation" in Exhibit A to this Proxy Statement.

         The Company has no present plans, arrangements or understandings for the issuance or use of the proposed additional shares of Common Stock. However, the Board of Directors believes that the adoption of the proposed amendment is advantageous to the Company and its shareholders. The proposed amendment would provide additional authorized shares of Common Stock that could be used from time to time, without further action or authorization by the shareholders (except as may be required by law or by any stock exchange on which the Company's securities may then be listed), for corporate purposes which the Board of Directors may deem desirable, including, without limitation, stock splits, stock dividends or other distributions, financings, acquisitions, stock grants, stock options and employee benefit plans.

         The authority possessed by the Board of Directors to issue Common Stock could also potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly to achieve.

         If the proposed amendment is adopted, there would be 9,717,995 authorized shares of Class A Common Stock that are not outstanding or reserved for issuance. As of the Record Date, the Company had 4,651,155 shares of Class A Common Stock issued and 630,850 shares of Class A Common Stock reserved for future issuance upon the exercise of certain options.

Vote Required for Approval and Recommendation

         In accordance with the Delaware General Corporation Law and the Company's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to adopt the Proposed Amendment. Abstentions and broker non-votes are not considered cast.

         The Board of Directors recommends that shareholders vote FOR this proposal.


                                   ACCOUNTANTS

         Mayer Rispler & Company, P.C. served as the Company's independent auditors for the fiscal year ended March 31, 1998, and it is expected that Mayer Rispler & Company, P.C. will act in that capacity for the fiscal year ending March 31, 1999. A representative of Mayer Rispler & Company, P.C. is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from shareholders.

                              STOCKHOLDER PROPOSALS

         If a stockholder intends to present a proposal at the Company's 1999 Annual Meeting of Stockholders and desires that the proposal be included in the Company's Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule

14a-8 under the Exchange Act and received at the Company's principal executive offices not later than April 2, 1999. As to any proposal that a stockholder intends to present to stockholders without inclusion in the Company's Proxy Statement for the Company's 1999 Annual Meeting of Stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than June 16, 1999. Even if proper notice is received on or prior to June 16, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                                  OTHER MATTERS

         Management does not intend to bring before the Meeting any matters other than those specifically described above, and no other matters were proposed to be presented by June 16, 1998. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their discretion on such matters or motions, including any matters dealing with the conduct of the Meeting.

                                   By Order of the Board of Directors


                                   /s/ Jack Jacobs
                                   Secretary

July 29, 1998

                                                                       Exhibit A
                                                                       ---------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ALLOU HEALTH & BEAUTY CARE, INC.


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Allou Health & Beauty Care, Inc.

                  2. The Certificate of Incorporation of the Corporation (hereinafter called the "Certificate of Incorporation") is hereby amended by (i) deleting the number 13,200,000 in the first sentence of Article Fourth and inserting the number 18,200,000 in its place and (ii) deleting the number 10,000,000 in clause (i) of the first sentence of Article Fourth and inserting the number 15,000,000 in its place.

                  3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Dated:  ___________, 1998


                                                 -------------------------------
                                                 Herman Jacobs, President and
                                                 and Chief Operating Officer

Attest:


-----------------------
Jack Jacobs, Secretary

                        ALLOU HEALTH & BEAUTY CARE, INC.

                                                                           PROXY

               ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 15, 1998 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints, as proxies for the undersigned, Victor Jacobs and Herman Jacobs and each of them, with full power of substitution, to vote all shares of Common Stock of the undersigned in Allou Health & Beauty Care, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the Boardroom of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006 on September 15, 1998, at 10:00 a.m., local time (the receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned), or at any adjournments thereof, upon the matter described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before such meeting or any adjournments thereof, hereby revoking any proxies heretofore given.

         Each properly executed proxy will be voted in accordance with the specifications made on the reverse side hereof. If no specifications are made, the shares represented by this proxy will be voted "FOR" the listed nominees and "FOR" the listed proposals.

Please mark boxes |X| in blue or black ink.

1.       Election of Directors:

(INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee's name in the list below)

FOR ALL NOMINEES |_|                               WITHHOLD AUTHORITY |_|
(except as marked to                               to vote for all nominees
the contrary below)
(Victor Jacobs, Herman Jacobs, Ramon
Montes, David Shamilzadeh, Jack Jacobs,
Sol Naimark, Jeffrey Berg)

--------------------------------------------------------------------------------
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock, par value $.001 per share, from 10,000,000 to 15,000,000.

          FOR [ ]             AGAINST [ ]                 ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.



                    NOTE: Please sign your name or names exactly as set forth hereon. If signed as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies by corporations should be signed by a duly authorized officer and should bear the corporate seal.

                    Dated ---------------------------------------     , 1998

                    ---------------------------------------------
                    Signature of Stockholder

                    ---------------------------------------------
                    Print Name(s)

Please sign and return the proxy promptly in the enclosed envelope.